Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Michael Heinley
rfisher@webmd.net	mheinley@webmd.net
212-624-3817	212-624-3926

WebMD Reports Strong Second Quarter Revenue and Earnings Growth

New York, NY (August 8, 2016) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced financial results for the three months ended June 30, 2016.

“WebMD’s second quarter results reflect our consistent execution and leadership in a fast-paced, dynamic digital marketplace,” said David Schlanger, Chief Executive Officer, WebMD. “We continue to invest in our user experience and advertiser products and are well positioned as a key partner to our biopharma and OTC/CPG customers. Today, we are pleased to reaffirm our strong outlook for 2016.”

Financial Highlights

For the three months ended June 30, 2016:

•	Revenue was $167.6 million, compared to $148.3 million in the prior year period, an increase of 13%. Advertising and sponsorship revenue was $131.7 million compared to $116.2 million in the prior year period. Health services revenue, which we previously reported as private portal services revenue, was $28.6 million compared to $26.4 million in the prior year period. Information services revenue was $7.2 million compared to $5.7 million in the prior year period.

•	Net income increased 33% to $17.8 million or $0.39 per diluted share compared to $13.4 million, or $0.32 per diluted share in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 23% to $50.1 million, or 30% of revenue, compared to $40.5 million, or 27% of revenue, in the prior year period.

Balance Sheet Highlights

In June 2016, WebMD completed the private placement of $360 million aggregate principal amount of 2.625% Convertible Notes due 2023. The notes are convertible into shares of WebMD common stock at an initial conversion price of approximately $87.07 per share, which reflected a premium of approximately 30% over the closing price at the time of the issuance.

As of June 30, 2016, WebMD had: approximately $1.02 billion in investments and cash and cash equivalents; $1.06 billion in aggregate principal amount of convertible notes outstanding; and approximately 39 million shares of its common stock outstanding (including approximately 700 thousand unvested shares of restricted stock).

During the second quarter, WebMD did not repurchase any shares of its common stock under its stock repurchase program. As of June 30, 2016, approximately $34 million remained available for repurchases under WebMD’s stock repurchase program. Under its stock repurchase program, WebMD may repurchase shares from time to time in the open market, through block trades or in private transactions, depending on market conditions and other factors.

Traffic Highlights

Traffic to the WebMD Health Network during the second quarter of 2016 reached an average of 199.0 million unique users per month generating 4.23 billion page views for the quarter, representing a 6% decrease in users and a 3% increase in page views, when compared to the prior year period. “We continue to successfully navigate changing engagement patterns and user preferences and to raise the bar in digital health,” said Mr. Schlanger. “In the second quarter, WebMD reported 13% advertising revenue growth on 3% page view growth. We are able to achieve that because the majority of our advertising revenue is driven by certain highly targeted audiences.”

Financial Guidance

Today, WebMD reaffirmed the 2016 revenue and Adjusted EBITDA guidance that it provided on May 4, 2016 and updated its 2016 net income guidance principally to reflect the issuance of 2.625% convertible notes during the second quarter.

For the full year ending December 31, 2016, WebMD expects:

•	Revenue to be approximately $695 million to $708 million, an increase of 9% to 11% from the prior year.

¡	$559 million to $570 million of revenue is expected to be from advertising and sponsorship, an increase of 12% to 14% from the prior year. Growth in advertising and sponsorship revenue is expected to be driven by growth in revenue from biopharma customers of approximately 15% to 17%.

¡	$109 million to $110 million of revenue is expected to be from health services revenue, compared to $110.4 million in 2015.

¡	$27 million to $28 million of revenue is expected to be from information services, compared to $26.9 million in 2015.

•	Net income to be approximately $82 million to $89.5 million, or $1.78 to $1.90 per diluted share, compared to $64 million, or $1.48 per diluted share, in 2015.

•	Adjusted EBITDA to be approximately $224 million to $232 million, an increase of 16% to 20% from the prior year. Adjusted EBITDA, as a percentage of revenue, is expected to be approximately 32% to 33%, compared to 30% in the prior year.

For the third quarter of 2016, WebMD expects:

•	Revenue to be approximately $168 million to $171 million, an increase of 10% to 12% from the prior year period.

•	Net income to be approximately $17.0 million to $18.5 million, an increase of approximately 29% to 40% from the prior year period.

•	Adjusted EBITDA to be approximately $50.5 million to $52.5 million, an increase of approximately 9% to 13% from the prior year period.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

*****************************

All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities or momentum and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our services and the timing of entry into and implementation of specific contracts with customers, including regulatory matters affecting their products and services; our ability to deploy new or updated services and to create new or enhanced revenue streams from those services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

*************************************

This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

*****************************

WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.